UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MELLANOX TECHNOLOGIES, LTD.

(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value R LP

Starboard Value R GP LLC

STARBOARD LEADERS PAPA LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

MARK R. MITCHELL

PETER A. FELD

MARY B. CRANSTON

JONATHAN KHAZAM

THOMAS LACEY

EFRAT MAKOV

JON A. OLSON

JORGE L. TITINGER

GREGORY WATERS

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____________________________________________________________________________

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies for the election of its slate of director nominees at the 2018 annual general meeting of shareholders of Mellanox Technologies, Ltd., a public company formed under the laws of Israel (the “Company”).

On January 17, 2018, Starboard issued the following press release:

Starboard TO NOMINATE SLATE OF NINE HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION AT MELLANOX’S 2018 ANNUAL MEETING

NEW YORK, NY - January 17, 2018 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Mellanox Technologies, Ltd. (“Mellanox” or the “Company”)(NASDAQ: MLNX), with an ownership interest of approximately 10.7% of the Company’s outstanding shares, today announced that it will be nominating a slate of nine highly qualified candidates for election to the Board of Directors at the Company’s 2018 Annual Meeting of Shareholders.

Starboard also announced today that it has issued the following open letter to Mellanox shareholders, which can also be viewed at the following link:

http://www.starboardvalue.com/wp-content/uploads/Starboard_Value_LP_Letter_to_Shareholders_01.17.2018.pdf

A LETTER TO THE SHAREHOLDERS OF MELLANOX TECHNOLOGIES, LTD.

January 17, 2018

Dear Fellow Shareholders,

Starboard Value LP (together with its affiliates, “Starboard”) currently has a beneficial ownership interest of approximately 10.7% of the outstanding shares of Mellanox Technologies, Ltd. (“Mellanox” or the “Company”), making us the Company’s largest shareholder. Our interests are directly aligned with yours, and after years of substantial underperformance, our goal is to help drive significant value creation for the benefit of all shareholders.

Starboard has a long and successful history of investing in underperforming companies in the semiconductor industry and helping these companies to drive significant operational, financial, and strategic improvements.

As we have communicated previously, we believe Mellanox is a great company with a market leading technology portfolio and product set. We believe that Mellanox is deeply undervalued and opportunities exist within the control of management and the Board of Directors (the “Board”) to unlock significant value for the benefit of all shareholders. We are appreciative of the constructive dialogue we have had with various members of management and the Board over the last few months and hope to continue those discussions. However, we do believe substantial change is needed after years of poor performance. Therefore, in light of the upcoming deadline for shareholder nominations, as set by the Company, and in order to preserve our rights as shareholders, we will be delivering to Mellanox a formal notice nominating nine highly qualified director candidates for election at the 2018 Annual General Meeting of Shareholders (the “2018 Annual Meeting”).

The Board’s primary responsibility to shareholders is to set the Company’s strategy, to select a management team, to oversee management in operating the company’s business, and, in particular, to hold management accountable for any failures in executing on that strategy or achieving appropriate levels of performance. Unfortunately, as we have outlined in our previous letters and presentations to management and the Board, Mellanox has been plagued by years of dismal stock price and operating performance, poor execution, excessive stock-based compensation, and a perceived inability to hold management accountable for its failure to deliver results. Mellanox’s targets for operating performance have been set far below acceptable expectations, and the Company has not shown any ability to meet even its own underwhelming targets. The Company’s substantial underperformance has persisted over an extended period of time, during which the Board has not taken sufficient steps to hold management accountable or to create value for shareholders. It is only recently, following the public disclosure of our involvement, that the Company has been making commitments to improve profitability and execution, and even then, as we highlighted in our letter dated January 8, 2017, those targets are woefully inadequate and still appear highly dependent on seeing a sudden inflection point in revenue growth.

As such, we believe that substantial change is required and warranted on the Board in order to provide a new plan for the future, a fresh perspective, renewed accountability to shareholders, and importantly, the objectivity and perspective to make difficult decisions without the burden of attachment to past practices. Only with these changes do we believe Mellanox can get back on track and become a leader in the industry across technology innovation, operating performance, and financial performance. This will be crucial to driving long-term shareholder value.

Our selection of these nine carefully vetted nominees is the culmination of an intensive process that included the retention of an executive search firm and the evaluation of more than 100 qualified potential candidates. When evaluating potential director candidates, we looked to craft a slate of directors who have a diverse set of skills and backgrounds that, in aggregate, provide the expertise needed at Mellanox. As you can see from the detailed biographies, included below, this group of extremely impressive director candidates have backgrounds spanning operations, finance, engineering, marketing, mergers and acquisitions, restructuring, strategic transformation, and public company governance. They have substantial and highly successful experience in the semiconductor, technology, networking, and high-performance computing industries. Collectively, they have decades of experience as CEOs, CFOs, COOs, senior executives, and directors of well-performing technology companies in the United States, Israel, and around the world.

We believe that this level of experience is necessary and crucial for restoring credibility and accountability at Mellanox, while helping to develop a strong strategic plan aimed at unlocking the full potential of the Company’s enviable technology leadership position and delivering substantial shareholder value. Importantly, this group of nominees, if elected, is prepared to serve the shareholders of Mellanox and ensure that the interests of all shareholders are of paramount importance.

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While we are still in the process of evaluating the degree of change that we believe is necessary on the Board, to the extent that we seek the election of all nine new directors, our present intention would be to expand the size of the Board and add back up to two incumbent directors, should they be willing to serve, in order to ensure a degree of continuity, as well as to provide additional local market presence and expertise.

We look forward to the Company’s conference call tomorrow announcing fourth quarter 2017 results and first quarter 2018 guidance. We hope that these results will show an increased level of focus and execution, but it is important to keep in mind that one or two quarters of improvement, especially when under immense external pressure, does not make up for years of missed expectations. Our hope is that we can work with the Company to find the right long-term solution for Mellanox, rather than simply a boost in short-term performance.

Our goal is to create value for the benefit of all shareholders. We believe that Mellanox has the potential to become a best-in-class company. However, despite years of underperformance, Mellanox is now asking shareholders to trust that the Company will execute on its plan to achieve its targets for 2018 – targets that, even if achieved, would still position Mellanox at the bottom of the peer group in terms of profitability. We believe our continued involvement is critical to ensure that Mellanox has the appropriate oversight to help guide the Company through a transformation that would put it on the right path towards becoming a best-in-class semiconductor company, rather than a company merely hoping to achieve bottom-quartile performance.

We are confident that you will find the team of professionals we are nominating to be incredibly well-qualified to serve as directors of Mellanox. We have provided summaries of each of our nominees’ experience below, as well as detailed biographies. Over the coming weeks and months, we intend to share our detailed views on, and plans for, Mellanox and look forward to engaging with you as we approach the 2018 Annual Meeting.

BIOGRAPHIES OF THE NOMINEES ARE ON THE FOLLOWING PAGES

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Biographies of Starboard’s Nominees (in alphabetical order):

Mary Cranston

▪	Ms. Cranston currently serves as a director of Visa, Inc. (V), The Chemours Company (CC), and MyoKardia, Inc (MYOK). She also previously served as a director of International Rectifier (IRF) until its sale to Infineon Technologies AG in January 2015 and Juniper Networks (JNPR).

▪	Ms. Cranston was the Chair and CEO of Pillsbury Winthrop Shaw Pittman LLP, a Global 100 international law firm, from 1999 to 2006.

▪	Ms. Cranston received the Margaret Brent Award, the ABA's highest award for lifetime achievement to a woman lawyer, and was chosen as one of the 100 most influential lawyers in the U.S. by the National Law Journal.
▪	Ms. Cranston is well-qualified to serve on the Board of Mellanox given her extensive leadership experience, including as CEO and Chair at Pillsbury, where she gained a broad understanding of the business and regulation of the financial services industry as well as the management of a global enterprise, together with her significant experience as a director of both public and private companies, including those in the semiconductor and networking industries.

Peter Feld

▪	Mr. Feld is a Managing Member and Head of Research of Starboard Value LP. Prior to founding Starboard, he was a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd.
▪	Since May 2016, Mr. Feld has served as a member of the Board of Marvell Technology Group (MRVL), a leader in storage, networking and connectivity semiconductor solutions, and has helped lead Marvell through a significant operational turnaround.
▪	From June 2012 to February 2014, Mr. Feld served as a member of the Board of Integrated Device Technologies (IDTI), an analog and digital semiconductor company, where he helped lead the company through a turnaround that has produced long-term improvements in revenue growth and profitability.
▪	Mr. Feld recently served as a director of The Brink’s Company (BCO), a global leader in security-related services, and Insperity (NSP), an industry-leading HR services provider, helping lead both companies through operational transformations.
▪	Previously, Mr. Feld served as a director of Darden Restaurants (DRI), Tessera Technologies (TSRA/XPER), Unwired Planet (formerly UPIP), and SeaChange International (SEAC).
▪	Mr. Feld’s extensive knowledge of the capital markets, corporate finance, and public company governance practices as a result of his investment experience, together with his significant public company board experience, would make him a valuable asset to the Board of Mellanox.
▪	Starboard acknowledges the potential conflict of serving concurrently on the boards of Mellanox and Marvell, and, therefore, if Starboard proceeds to seek the election of a direct Starboard representative to the Board of Mellanox, Mr. Feld has agreed to step down from the Board of Marvell.

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Jonathan Khazam

▪	Mr. Khazam previously led Intel’s (INTC) Graphics business as General Manager of the Visual and Parallel Computing Group from 2010 to 2016. In this role, he led a global organization responsible for the development of Intel’s graphics and oversaw the expansion of Intel’s integrated graphics roadmap.
▪	Prior to that, Mr. Khazam held a number of executive roles at Intel spanning microprocessors, graphics, and software, including as VP and General Manager of the Manageability and Middleware Division, as well as VP and General Manager of Intel Software Development Products.
▪	Mr. Khazam previously served on the board of directors of Integrated Silicon Solution (ISSI), a global fabless semiconductor company, from 2008 until the company was sold in December 2015.
▪	Mr. Khazam’s more than 25 years of technology leadership experience, including as a senior executive at Intel, and proven track record of bringing new technology products to market, driving business growth and inspiring globally distributed teams, well qualifies him to serve as a director of Mellanox.

Thomas Lacey

▪	Mr. Lacey served as CEO of Tessera Technologies, later known as Xperi (TSRA/XPER), which focuses on licensing semiconductor and other intellectual property, from May 2013 to June 2017. He led the Company through a substantial operational turnaround.
▪	Mr. Lacey formerly served as President of Flextronics (FLEX) International's Components Division from 2006 to 2007.
▪	Previously, Mr. Lacey held various senior executive positions at Intel (INTC), including President of Intel Americas and Vice President, Sales and Marketing.
▪	Mr. Lacey currently serves on the board of directors of DSP Group (DSPG), a leading Israel-based provider of wireless chipset solutions for converged communications.
▪	Mr. Lacey previously served on the board of directors of International Rectifier (IRF), a leader in power management semiconductor technology, from May 2008 until it was acquired by Infineon Technologies AG in January 2015. He also previously served on the boards of Tessera/Xperi, Phoenix Technologies (PTEC), International Display Works (IDWK), and Components Direct.
▪	Mr. Lacey's extensive experience as a senior executive and director of public companies in both the United States and Israel, including in the semiconductor and electronic manufacturing services industries, will enable him to provide valuable contributions to the Mellanox Board.

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Efrat Makov

▪	Ms. Makov served as the CFO of Alvarion (ALVR), an Israeli-based global provider of autonomous Wi-Fi networks, from 2007 to 2010.
▪	Ms. Makov previously served as CFO of Aladdin Knowledge Systems (ALDN), an Israeli-based information security leader specializing in authentication, software DRM and content security, from 2005 to 2007.
▪	Formerly, Ms. Makov served as Vice President of Finance at Check Point Software Technologies (CHKP), an Israeli-based worldwide leader in IT security, from 2002 to 2005.
▪	Prior to that, Ms. Makov spent seven years in public accounting with Arthur Andersen LLP in its New York, London and Tel Aviv offices. Ms. Makov is an Israel and U.S. Certified Public Accountant.
▪	Ms. Makov currently serves as a director of BioLight Life Sciences Ltd (TASE: BOLT).
▪	Ms. Makov’s extensive leadership experience, including as a senior executive at several publicly-traded technology companies, together with her extensive expertise in both U.S. and Israeli accounting, well qualifies her to serve as a member of the Board of Mellanox.

Jon Olson

▪	Mr. Olson served as the Chief Financial Officer of Xilinx (XLNX), a leading provider of programmable semiconductor platforms, from June 2005 until his retirement in May 2016.
▪	During his tenure at Xilinx, Mr. Olson helped drive improved gross margins, corporate profitability, and increased return of cash to shareholders, and was voted CFO of the year by the Silicon Valley Business Journal in 2010.
▪	Prior to joining Xilinx, Mr. Olson spent more than 25 years at Intel (INTC), serving in a variety of positions, including as Vice President, Finance and Enterprise Services, and Director of Finance.
▪	Mr. Olson previously served as a member of the Board of InvenSense, Inc. (INVN), a leading provider of MEMS sensor platforms, from October 2011 until it was acquired by TDK Corporation in May 2017.
▪	Mr. Olson’s more than 30 years of experience in senior roles of financial responsibility in the semiconductor industry, including as CFO of Xilinx, together with his track record of growing profitable businesses and his experience at various semiconductor and technology companies, well qualifies him to serve as a director of Mellanox.

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Jeffrey Smith

▪	Mr. Smith is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP. Prior to founding Starboard, he was a Partner and Managing Director of Ramius LLC.
▪	Mr. Smith currently serves as Chairman of Advance Auto Parts (AAP), a leading automotive aftermarket parts provider in North America, and a director of Perrigo (PRGO), a leading global healthcare supplier.
▪	Mr. Smith previously served as Chairman of Darden Restaurants (DRI), the largest casual dining restaurant operator in the world, helping lead the company through a significant operational transformation.
▪	Previously, Mr. Smith served as a director of Yahoo! (YHOO), Office Depot (ODP), Quantum (QTM), Regis (RGS), Surmodics (SRDX), Zoran (ZRAN), Phoenix Technologies (as Chairman) (PTEC), Actel (ACTL), S1 (SONE), Kensey Nash (KNSY), and The Fresh Juice Company.
▪	Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies.
▪	Mr. Smith’s extensive knowledge of the capital markets, corporate finance, and public company governance practices as a result of his investment experience, together with his significant public company board experience, would make him a valuable asset to the Board of Mellanox.

Jorge Titinger

▪	Mr. Titinger served as the President and CEO of Silicon Graphics International (SGI), a global leader in high performance computing, from February 2012 until its acquisition by Hewlett Packard Enterprise in November 2016.
▪	From 2008 to 2011, Mr. Titinger held multiple senior executive positions at Verigy (VRGY), a leading provider of advanced automated test systems and solutions to the semiconductor industry, including as President and CEO until the Company’s sale to Advantest.
▪	Previously, Mr. Titinger held senior management positions at KLA-Tencor (KLAC), a leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries.
▪	Mr. Titinger currently serves as a director of Xcerra (XCRA), CalAmp (CAMP), and Hercules Capital (HTGC).
▪	Mr. Titinger also currently serves as a director or advisory board member to several non-profit organizations, including the Hispanic Foundation of Silicon Valley (Chairman), the Hispanic IT Executive Council, Stanford Children’s Hospital, and the Silicon Valley Education Foundation.
▪	Mr. Titinger’s more than 30 years of leadership experience, including as a senior executive and director of publicly held semiconductor and high performance computing companies, together with his extensive entrepreneurial experience, will make him a valuable addition to the Board of Mellanox.

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Gregory Waters

▪	Mr. Waters has served as President & CEO of Integrated Device Technology (IDTI) since January 2014 and has led the Company through a significant operational transformation.
▪	Previously, Mr. Waters served as an executive at Skyworks Solutions (SWKS), most recently as EVP & General Manager of Front-End Solutions, where he led the company’s wireless businesses to a decisive industry leadership position.
▪	Prior to his tenure at Skyworks, Mr. Waters served as an executive at Agere Systems and in a variety of management positions at Texas Instruments (TXN).
▪	Mr. Waters currently serves on the board of the Semiconductor Industry Association (SIA).
▪	Mr. Waters’ technological expertise and extensive senior management experience in the semiconductor industry, including as the CEO, President and a director of Integrated Device Technology, makes him well-qualified to serve on the Board of Mellanox.

Best Regards,

/s/ Peter A. Feld

Peter A. Feld

Managing Member

Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Jonathan Sagal, (212) 845-7935

www.starboardvalue.com

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual general meeting of shareholders of Mellanox Technologies, Ltd., a public company formed under the laws of Israel (the "Company").

STARBOARD STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"), Starboard Leaders Papa LLC (“Starboard Papa LLC”), Starboard Leaders Fund LP (“Starboard Leaders Fund”), Starboard Value A LP (“Starboard A LP”), Starboard Value A GP LLC (“Starboard A GP”), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Mary B. Cranston, Jonathan Khazam, Thomas Lacey, Efrat Makov, Jon A. Olson, Jorge L. Titinger and Gregory Waters.

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As of the date hereof, Starboard V&O Fund directly owns 3,758,713 ordinary shares, nominal value NIS 0.0175 (the “Shares”), of the Company, which includes 460,000 Shares underlying certain call options exercisable within sixty (60) days.  As of the date hereof, Starboard S LLC beneficially owned 440,135 Shares.  As of the date hereof, Starboard C LP beneficially owned 247,597 Shares.  As of the date hereof, Starboard Papa LLC beneficially owned 456,609 Shares.  As of the date hereof, 563,567 Shares were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”).  Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 247,597 Shares owned by Starboard C LP.  Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 247,597 Shares owned by Starboard C LP.  Starboard Leaders Fund, as a member of Starboard Papa LLC, may be deemed the beneficial owner of the 456,609 Shares owned by Starboard Papa LLC.  Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Papa LLC, may be deemed the beneficial owner of the 456,609 Shares owned by Starboard Papa LLC.  Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 456,609 Shares owned by Starboard Papa LLC. Starboard Value LP, as the investment manager of Starboard, Starboard C LP, Starboard Papa LLC, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 3,758,713 Shares owned by Starboard V&O Fund, (ii) 440,135 Shares owned by Starboard S LLC, (iii) 247,597 Shares owned by Starboard C LP, (iv) 456,609 Shares owned by Starboard Papa LLC, and (v) 563,567 Shares held in the Starboard Value LP Account.  Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 3,758,713 Shares owned by Starboard V&O Fund, (ii) 440,135 Shares owned by Starboard S LLC, (iii) 247,597 Shares owned by Starboard C LP, (iv) 456,609 Shares owned by Starboard Papa LLC, and (v) 563,567 Shares held in the Starboard Value LP.  Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 3,758,713 Shares owned by Starboard V&O Fund, (ii) 440,135 Shares owned by Starboard S LLC, (iii) 247,597 Shares owned by Starboard C LP, (iv) 456,609 Shares owned by Starboard Papa LLC, and (v) 563,567 Shares held in the Starboard Value LP Account.  Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 3,758,713 Shares owned by Starboard V&O Fund, (ii) 440,135 Shares owned by Starboard S LLC, (iii) 247,597 Shares owned by Starboard C LP, (iv) 456,609 Shares owned by Starboard Papa LLC, and (v) 563,567 Shares held in the Starboard Value LP Account.  Each of Messrs. Mitchell, Feld and Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 3,758,713 Shares beneficially owned by Starboard V&O Fund, (ii) 440,135 Shares owned by Starboard S LLC, (iii) 247,597 Shares owned by Starboard C LP, (iv) 456,609 Shares owned by Starboard Papa LLC and (v) 563,567 Shares held in the Starboard Value LP Account.

As of the date hereof, none of Misses. Cranston or Makov nor Messrs. Khazam, Lacey, Olson, Titinger or Waters own any Shares.

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